                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                  Alliance Imaging, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                ALLIANCE IMAGING, INC.
                            1065 NORTH PACIFICENTER DRIVE
                                      SUITE 200
                              ANAHEIM, CALIFORNIA  92806

                                     -----------

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                THURSDAY, MAY 15, 1997
                                      9:00 A.M.
                                     -----------

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alliance Imaging, Inc., a Delaware corporation (the "Company"), will be held at The Pacific Club, 4110 MacArthur Boulevard, Newport Beach, California 92660 on Thursday, May 15, 1997 at 9:00 a.m., to consider and act upon the following matters:

    (1)  To elect six (6) directors of the Company.

    (2) To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of authorized common stock from 25,000,000 to 50,000,000.

    (3) To approve an amendment to the Company's Amended and Restated 1991 Stock Option Plan.

    (4) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for fiscal 1997.

    (5) To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

    Only stockholders of record at the close of business on March 24, 1997 will be entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

                                  BY ORDER OF THE BOARD OF DIRECTORS




                                  Terrence M. White
                                  SECRETARY

Orange, California
April 11, 1997


    WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING, PLEASE MARK, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                ALLIANCE IMAGING, INC.
                            1065 NORTH PACIFICENTER DRIVE
                                      SUITE 200
                              ANAHEIM, CALIFORNIA  92806
                                     -----------
                                   PROXY STATEMENT
                            ANNUAL MEETING OF STOCKHOLDERS

                                     MAY 15, 1997
                                     -----------


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alliance Imaging, Inc. ("Alliance" or the "Company") for use at its Annual Meeting of Stockholders to be held at 9:00 a.m. on May 15, 1997, and at any adjournment or postponement of that meeting (the "Annual Meeting"). The approximate mailing date for this Proxy Statement and the enclosed proxy is April 11, 1997. The proxy holders will vote all proxies in accordance with the instructions contained in the proxy, and if no choice is specified the proxy holders will vote in favor of the nominees for directors and the proposals set forth in this Proxy Statement.

    The Board of Directors has fixed the close of business on March 24, 1997 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At that time, there were outstanding and entitled to vote 10,927,471 shares of the Company's Common Stock ("Common Stock"). Holders of Common Stock are entitled to one vote for each share held.

    Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by written notice to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

    The expense of preparing, printing and mailing these proxy materials will be borne by the Company. Proxies may be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone or telegram. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation material to such beneficial owners.


                                      PROPOSAL 1
                                ELECTION OF DIRECTORS

    A Board of six directors will be elected at the Annual Meeting. The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees for the Board of Directors named below. Each share of Common Stock is entitled to cast one vote for each seat to be filled by a vote of stockholders at the Annual Meeting. With respect to each seat, the candidate receiving the highest number of votes will be elected. If any nominee for any reason is unable or declines to serve, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy. Shares represented by the accompanying proxy cannot be voted for a greater number of persons than the number of nominees (six) or, except as provided in the preceding sentence, any person other than the nominees named in the accompanying proxy.

NOMINEES

    Set forth below is information regarding the nominees for directors, including their principal occupations for the past five years, certain other directorships held by them, and their ages as of March 15, 1997. There are no family relationships among any of the director nominees. All of the director nominees are currently directors of the Company, except Mr. Hayes, who has been nominated for election to the Board by stockholders at the Annual Meeting to fill the vacancy that currently exists on the Board of Directors.


                                                      DIRECTOR
                   NAME                     AGE         SINCE
                   ----                     ---         -----

                   Richard N. Zehner        44          1988
                   Vincent S. Pino          48          1991
                   Robert B. Waley-Cohen    48          1988
                   James E. Buncher         60          1993
                   John C. Wallace          70          1995
                   Douglas M. Hayes         53           -

    Richard N. Zehner has been the Chairman, President and Chief Executive Officer of the Company since the Company was acquired in a going-private transaction (the "Acquisition") in November 1988. Mr. Zehner was a founder and has been the President of the Company and its predecessors since 1983. From 1987 until the Acquisition, he served as a director and President and Chief Operating Officer of the Company.

    Vincent S. Pino has been Executive Vice President and the Chief Operating Officer of the Company since December 1991 and August 1993, respectively, and a director since June 1991. From the date of the Acquisition to August 1993, he was Chief Financial Officer of the Company.

    Robert B. Waley-Cohen was the Chairman and Chief Executive Officer of the Company from 1987 until the Acquisition. He has remained a director of the Company and is currently the Chairman of Alliance Medical, Ltd., a company organized under the laws of England, which provides MRI services in the United Kingdom.

    James E. Buncher is President of the Health Plans Group of Value Health, Inc. He joined Community Care Network, Inc. ("CCN"), a developer and operator of managed care networks for workers compensation and group health, as Chief Executive Officer in August 1992, and was elected President of that company in November 1992. CCN was subsequently acquired by Value Health, Inc. During 1992, prior to joining CCN, Mr. Buncher served as a consultant to and Vice President of TakeCare, a company which owns and operates health maintenance organizations, and from 1988 to 1991 he was a general partner in Lake Investments, a private investment partnership. From 1982 to 1987, Mr. Buncher served as President and Chief Executive Officer of Republic Health Corporation. He also serves on the Board of Directors of United Dental, a managed dental care company.

    John C. Wallace is a principal of ALPHA+ Capital Management, an investment portfolio advisor, which he co-founded in 1986. Mr. Wallace was employed by Petrolane Incorporated, a worldwide marketing and services company with interests in LP-gas distribution, petroleum services and consumer products, from 1950 through 1984. He served as President and Chief Operating Officer from 1971 and Chief Executive Officer from 1983 until the Company was acquired by Texas Eastern Corporation in 1984. He is Vice Chairman of the Board of St. Mary's Hospital, Long Beach, California. Previously, he has served as a director of Coldwell Banker, Stater Bros., Inc., H & H Oil Tool Company, Inc., Consolidated Hydro, Inc. and Kampgrounds of America, Inc.

    Douglas M. Hayes is a Managing Director of DLJ Capital Corporation, an investment portfolio advisor, in Los Angeles. Prior to joining DLJ Capital Corporation in 1986, Mr. Hayes was a Managing Director of Merrill Lynch Capital Markets, also in Los Angeles, from 1984 to 1988. Mr. Hayes also served as Managing Director for Warburg Paribas Becker, an investment banker in Los Angeles, from 1978 to 1984.

FURTHER INFORMATION CONCERNING THE BOARD

    During the fiscal year ended December 31, 1996, the Board of Directors held six (6) meetings. During fiscal 1996, each member of the Board of Directors, other than Mr. Waley-Cohen, attended 100% of the combined total of all meetings of the Board of Directors and its committees on which the director served at any time during the year. Mr. Waley-Cohen attended 83% of such Board of Directors meetings and 100% of such committee meetings.

    The Company has an Audit Committee that is currently composed of Messrs. Buncher and Wallace. The Committee has reviewed the engagement of the Company's independent accountants, approved services performed by such accountants and, in consultation with the Company's independent accountants, reviewed and evaluated the Company's accounting systems and its system of internal accounting controls.

    The Company has a Compensation Committee that is currently composed of Messrs. Buncher, Waley-Cohen and Wallace. Among its other functions, the Compensation Committee makes recommendation to the full Board of Directors regarding levels of compensation of the Company's executive officers. The Company's 1991 Stock Option Plan is administered by a Stock Option Plan Committee. Messrs. Buncher and Waley-Cohen presently serve on this Committee.


    Directors who are not officers each receive compensation of $4,500 per quarter plus $1,500 for each Board meeting attended, plus reimbursement of travel expenses. In addition, on March 25, 1997, each of the non-employee directors of the Company (i.e., Messrs. Buncher, Waley-Cohen and Wallace) received stock options covering 30,000 shares of Company Common Stock. Such stock options vest in four equal annual installments from the date of grant, have a term of ten years and have an exercise price of $6-9/16 per share (the closing sale price of the Company Common Stock on the trading day preceding the date of grant). Further, on that date the Board adopted a new 1997 Non-Employee Directors Option Plan which provides that (a) upon an individual joining the Board as a non-employee director and (b) at each annual meeting of stockholders of the Company at which a non-employee director is elected to the Board, such individual will receive a stock option covering 10,000 shares of Company Common Stock. The vesting and term of each such option will be the same as described above in this paragraph, and the exercise price of each such option will likewise be set as the closing sale price of the Company Common Stock on the trading day immediately preceding the date of grant.

OFFICERS OF THE COMPANY
    Set forth below is information regarding the Company's executive officers, including their principal occupations for the past five years and their ages as of March 15, 1997. There are no family relationships among any of the executive officers, or among any of the executive officers and the director nominees.


NAME                    AGE            PRESENT POSITION
----                    ---            ----------------
Richard N. Zehner       44   Chairman, President and Chief Executive Officer
Vincent S. Pino         48   Executive Vice President and Chief Operating Officer
Terrence M. White       42   Senior Vice President, Chief Financial Officer and
                             Secretary
Jay A. Mericle          42   Senior Vice President
Terry A. Andrues        45   Senior Vice President
Neil M. Cullinan, Ph.D. 55   Senior Vice President
Cheryl A. Ford          41   Senior Vice President
Michael W. Grismer      35   Controller, Assistant Secretary


    Additional information regarding each executive officer who is not a director is set forth below. For additional information with respect to Messrs. Zehner and Pino, who are also nominees for directors of the Company at the Annual Meeting, see "Nominees".

    Terrence M. White joined the Company in July 1993 as Senior Vice President, Chief Financial Officer and Secretary. From 1975 through May 1993, he was employed by Ernst & Young LLP and its predecessor, and was a partner in such firms since 1987.

    Jay A. Mericle has acted as Senior Vice President of the Company since 1988 and technical marketing manager of the Company since 1986.

    Terry A. Andrues was Vice President of Customer Support since 1988 and was appointed Senior Vice President in 1991. From 1987 to 1988, Mr. Andrues acted as a marketing representative of the Company.

    Neil M. Cullinan, Ph.D., served since 1987 as the President of Atlantic/Gulf Imaging, Inc., which was acquired by the Company on March 27, 1992. He was employed as Senior Vice President of the Company in connection with the acquisition.

    Cheryl A. Ford became Senior Vice President of the Company in February
1995. She joined the Company as Vice President in October 1993. From 1987 to October 1993, she was employed by Mobile Technology, Inc. in various capacities, including most recently as Vice President - Eastern Region.

    Michael W. Grismer joined the Company as Controller and Assistant Secretary in July 1995. He served as Controller of Wynn Oil Company from 1993 through 1995, and was employed by Ernst & Young LLP and its predecessor from 1983 through 1993, most recently as Senior Manager since 1991.



                                EXECUTIVE COMPENSATION
                                ----------------------
SUMMARY COMPENSATION TABLE

    The following table sets forth for the fiscal years indicated the annual and long-term compensation of the Company's Chief Executive Officer and the other four most highly compensated executive officers whose total cash compensation exceeded $100,000 during the fiscal year ended December 31, 1996 (the "Named Officers").


                                                                                                      LONG -TERM
                                                                                                     COMPENSATION
                                                           ANNUAL COMPENSATION                       ------------
                                                    -----------------------------------------     SECURITIES UNDERLYING
                                                                                 OTHER ANNUAL      STOCK          ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR(1)      SALARY         BONUS       COMPENSATION(2)  OPTIONS/SARS(3) COMPENSATION(4)
---------------------------            -------      ------         -----       ---------------  --------------- ---------------

Richard N. Zehner                       1996       $296,000       $419,025             --        155,000        $15,596
President, Chief  Executive Officer and 1995        278,750        191,544             --             --         15,495
  Chairman  of  the  Board              1994        260,000        280,462             --        205,000         15,490

Vincent S. Pino                         1996        208,000        192,140             --        125,025          3,596
Executive Vice President, Chief         1995        195,500        113,666             --             --          3,486
  Operating Officer and Director        1994        182,000        230,393             --        125,000          2,125

Terrence M. White                       1996        150,000        108,150             --         90,025          3,488
Senior Vice President, Chief            1995        131,250         70,605             --             --          3,351
  Financial Officer and Secretary       1994        120,000        209,083             --         45,000          1,402

Terry A. Andrues                        1996        126,000         73,392             --         33,050          3,411
Senior Vice President                   1995        116,000         58,000             --             --          3,320
                                        1994        104,000         36,844             --         70,000          1,851

Jay A. Mericle                          1996        126,000         70,691             --         33,050          3,436
Senior Vice President                   1995        117,300         66,540             --             --          3,323
                                        1994        109,200         38,816             --         70,000          2,269


----------------------
(1) Rows specified "1996," "1995" and "1994" represent fiscal years ended December 31, 1996, 1995 and 1994, respectively.

(2) With respect to each Named Officer for each fiscal year, excludes perquisites, which did not exceed the lesser of $50,000 or 10% of Named Officer's salary and bonus for the fiscal year.

(3) All stock options were granted under the Company's 1991 Stock Option Plan. Option grant figures for 1994 include replacement options for previously granted options, in addition to new issuances.

(4) Includes 401(k) matching contributions (for 1996, 1995 and 1994, respectively: Mr. Zehner - $3,164, $3,077 and $3,077; Mr. Pino - $3,164,
    $3,077 and $1,749; Mr. White - $3,164, $3,077 and $1,154; Mr. Andrues
    $3,139, $3,077 and $1,636; and Mr. Mericle - $3,164, $3,077 and $2,041); the
    balance for each Named Officer represents life insurance premiums paid by the Company.

EXECUTIVE COMPENSATION PLAN

    The Company compensates its executive officers using a plan that includes a predetermined target level of annual cash compensation for each officer. The plan is set by the Compensation Committee of the Board of Directors at the beginning of the fiscal year. The actual total level of compensation for the fiscal year is determined after fiscal year-end based on the level of achievement of various criteria. The compensation plan establishes a minimum annual renumeration (i.e., base salary), a maximum compensation level and a target compensation amount.

         The annual minimum, target and maximum compensation levels established for the Named Officers for 1996 is presented in the following table, together with the total actual cash compensation earned.

                                                                 1996
                     1996           1996           1996         AMOUNT
NAME                MINIMUM        MAXIMUM        TARGET        EARNED
----                -------        -------        ------        ------

Richard N. Zehner  $296,000       $740,000       $518,000       $715,025
Vincent S. Pino     208,000        416,000        312,000        400,140
Terrence M. White   150,000        270,000        210,000        258,150
Terry A. Andrues    126,000        226,800        176,400        199,392
Jay A. Mericle      126,000        226,800        176,400        196,691

    The actual amounts of cash compensation to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer were determined by the Compensation Committee based on its evaluation of the extent to which the Company's 1996 earnings per share and cash flow budgets and individual objectives applicable to each executive were achieved. The actual amounts of cash compensation to executives responsible for the Company's various operating regions were determined by the Compensation Committee based on its evaluation of the extent to which regional operating profit budgets and individual objectives applicable to each such executive were achieved. These amounts were generally more than the target amounts because the Company significantly exceeded its earnings per share, cash flow and regional operating budgets. A predetermined percentage of the possible compensation award above the minimum amount is determined by each of the criteria mentioned above for the respective officers. For additional discussion of executive compensation, see "Compensation Committee Report on Executive Compensation" below.

STOCK OPTION PLAN

GENERAL

    In May 1991, the Company's Board of Directors approved the 1991 Stock
Option Plan (as amended to the date hereof, but before giving effect to proposed amendments described below under Proposal 3, the "1991 Plan"), which currently provides for the grant of stock options covering up to an aggregate of 2,000,000 shares of Company Common Stock. The 1991 Plan was approved by the Company's stockholders prior to the Company's initial public offering in November 1991.
At the 1992 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the 1991 Plan increasing the number of shares available for issuance thereunder from 250,000 to 500,000. At the 1993 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the 1991 Plan increasing the number of shares available for issuance thereunder from 500,000 to 1,000,000. At the 1996 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the 1991 Plan increasing the number of shares available for issuance thereunder from 1,000,000 to 2,000,000.

    The purpose of the 1991 Plan is to secure for the Company and its stockholders the benefits arising from stock ownership by directors, executives and other key persons selected by the Company's Stock Option Committee. Under the 1991 Plan, options to purchase shares of the Company Common Stock may be granted to directors, executives and other key persons at the discretion of the Company's Stock Option Committee, which is composed of two non-employee directors. Currently, the Stock Option Committee consists of Messrs. Buncher and Waley-Cohen. Stock options granted under the 1991 Plan may be either "incentive" stock options or "non-qualified" stock options, except that incentive stock options may not be granted to directors who are not also employees. See "Federal Income Tax Matters" below. As of March 15, 1997, approximately 24 persons were eligible to participate in the 1991 Plan.

    All options granted under the 1991 Plan are non-transferable and exercisable in installments determined by the Stock Option Committee, but not within six months of the date of grant. Each option granted has a term specified in the option agreement, but all incentive stock options expire no later than ten years from the date of grant.

    In the case of incentive stock options, the exercise price must be at least equal to the fair market value of the stock on the date the option is granted (110% of fair market value in the case of grants to 10% beneficial owners of the Company's shares). The exercise price of a non-qualified option need not be equal to the fair market value of the stock at the date of grant, but may be granted with any exercise price, not less than 85% of fair market value at the time the option is granted, as the Stock Option Committee may determine. Upon exercise of any option, the purchase price must be paid in full either in cash or in the Company's Common Stock valued at market value (unless the Stock Option Committee permits payment in the form of a note secured by the shares issued upon exercise of the option). The aggregate fair market value (determined at the time the options are granted) of the shares covered by incentive stock options granted to any employee under the 1991 Plan (or any other incentive stock option plan of the Company) which may become exercisable for the first time in any one calendar year may not exceed $100,000.

FEDERAL INCOME TAX MATTERS

    As stated above, participants in the 1991 Plan may be granted either "incentive" stock options (qualified as such under the Internal Revenue Code of 1986, as amended (the "Code")) or "non-incentive" stock options (customarily referred to as "non-qualified" stock options). Persons who receive non-qualified stock options under the 1991 Plan will realize no tax consequence upon receipt. On the date of option exercise, however, the optionee will generally have income (and the Company will have a deduction) equal to the excess of (a) the fair market value of the stock received upon such date less
(b) the option exercise price. If the stock acquired upon exercise of the option is subject to a "substantial risk of forfeiture," however, the taxable event will generally be delayed to the date on which the risk of forfeiture ends, at which time the participant will be taxed on the excess of the stock's fair market value on such date over the cost of such stock, and the Company will be entitled to an equal deduction at that time.

    In the case of an incentive stock option, however, the employee will generally not have taxable income upon exercise or lapse of any forfeiture restrictions. The employee will be taxed only upon the sale of stock received on the incentive option exercise. If the employee holds the stock for more than one year after exercise and two years after option grant, the employee's gain will generally be long-term capital gain, and the Company will not be entitled to a deduction for compensation paid. Any earlier sale will result in ordinary income to the employee and an equal deduction for the Company. Depending upon a particular option holder's circumstances, there may be a favorable differential tax rate applicable to long-term capital gains.

    Upon exercise of incentive stock options, the alternative minimum tax may apply to optionees because the following constitutes an item of tax preference: the excess of the fair market value of shares received over the exercise price of an incentive stock option on the exercise date (unless there is a disqualifying disposition, as defined in the Code). The alternative minimum tax may produce a higher tax than the regular income tax applicable to an optionee.

    The above summary of tax matters is general in scope and does not apply to every specific transaction which may arise. Moreover, the rules of government taxation of non-qualified and incentive stock options are complex, and the statement of tax consequences set forth herein is necessarily general. Finally, Congress is considering many additional proposals to change the tax laws, and the interpretation of existing laws and any additional revisions ultimately adopted could significantly alter the tax requirements and effects covered in this discussion.

    OPTION GRANTS IN LAST FISCAL YEAR


    The following table sets forth grants of stock options during the 1996 fiscal year to the Named Officers pursuant to the Company's 1991 Plan. No stock appreciation rights have ever been granted to the Named Officers.


                                      PERCENTAGE OF                                    POTENTIAL REALIZABLE VALUE
                                       OPTIONS/SARS                                AT ASSUMED ANNUAL RATE OF STOCK
                   NUMBER OF SHARES    GRANTED TO    EXERCISE OR BASE            PRICE APPRECIATION FOR OPTION TERM (3)
                     UNDERLYING       EMPLOYEES IN   RICE PER SHARE  EXPIRATION  -------------------------------------
    NAME           OPTIONS/SARS (1)    FISCAL YEAR      ($/SH) (2)   DATE          0%         5%             10%
    ----           ----------------    -----------      ----------   ----          --         --             ---

 Richard N. Zehner    155,000             31.7%          $3.5625    3/1/06             $0       $347,268       $880,045
 Vincent S. Pino      125,025             25.6%           3.5625    3/1/06              0        280,111        709,855
 Terrence M. White     90,025             18.4%           3.5625    3/1/06              0        201,695        511,136
 Terry A. Andrues      33,050              6.8%           3.5625    3/1/06              0         74,046        187,648
 Jay A. Mericle        33,050              6.8%           3.5625    3/1/06              0         74,046        187,648


------------------

(1) All options granted in 1996 vest on March 1, 2003; however, vesting of the 1996 option shares will be accelerated based on achievement of the following per share stock prices for 15 consecutive trading days, as reported by NASDAQ: $4.75 - 25%; $5.50 - 50%; $6.25 - 75%; $7.00 - 100%;
    subject to a maximum vesting of one-third per year from February 29, 1996 regardless of stock price (no limits after year three). As of March 15, 1997, the Company's stock price had achieved the first three accelerated vesting hurdles, and the 1996 options were two-thirds vested at such date.

(2) All options were granted at market value (based on the closing price as reported on the NASDAQ Small Capitalization Market System on the business day prior to the grant date) at the date of grant.

(3) Valuations based upon the assumed rates of stock price appreciation are based upon appreciation over a ten-year period from the $3.5625 exercise price of the options. The 5% and 10% assumed annual rates of appreciation would result in the price of the Company's Common Stock increasing to $5.80 and $9.24 per share, respectively.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

    The following table presents information with respect to options exercised by each of the Named Officers in 1996, as well as the unexercised options to purchase the Company's Common Stock granted under the 1991 Plan to the Named Officers and held by them as of December 31, 1996. The value of unexercised in-the-money options as of fiscal year end is based upon the last reported sales price of the Company's Common Stock on the NASDAQ Small Capitalization Market System on December 31, 1996 of $5.75 per share.


                                SHARES                           NUMBER OF SHARES UNDERLYING           VALUE OF UNEXERCISED
                                ACQUIRED                           UNEXCERCISED OPTIONS/SARS            IN-THE MONEY OPTIONS/
                                  ON            VALUE                   AT YEAR-END                   SARS AT FISCAL YEAR-END
NAME AND PRINCIPAL POSITION    EXERCISE       REALIZED       EXERCISABLE     EXERCISABLE         EXERCISABLE        UNEXERCISABLE
---------------------------    --------       --------       -----------     -----------         -----------        -------------

Richard N. Zehner                 -              -              243,750        116,250             $1,401,563          $668,438
President, Chief Executive Officer
  and Chairman of the Board

Vincent S. Pino                   -              -               31,256         93,769                179,722           539,172
Executive Vice President and
  Chief Operating Officer

Terrence M. White                 45,000         $230,625        22,506         67,519                129,375           388,234
Senior Vice President,
  Chief Financial Officer and
  Secretary

Terry A. Andrues                  -              -               78,263         24,787                450,012           142,525
Senior Vice President

Jay A. Mericle                    -              -               78,263         24,787                450,012           142,525
Senior Vice President


LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

    In addition to the annual plan described above under "Executive
Compensation Plan," the Company instituted a long-term executive incentive plan ("LTIP") in 1995 to provide future awards in cash or equivalent amounts of Common Stock to key executives. The objective of the plan is to advance the long-term interests of the Company and its stockholders by providing substantial incentive to meet or exceed certain cash-flow goals necessary to ensure that the Company would be able to service its long-term obligations on a continuing basis, and that it would be able to pay certain preferred stock dividends in cash, thereby avoiding the substantial dilution to existing common stockholders if such dividends were paid in common stock equivalents. As of January 2, 1997, the Company had retired all of its Series A 6% Redeemable Preferred Stock (the "Series A Preferred Stock"), thereby fully satisfying the second objective of the LTIP.

The following awards under the plan were earned by the Named Officers in 1996:





                                                         PERFORMANCE OR                     ESTIMATED FUTURE PAY-OUTS UNDER
                              NUMBER                      OTHER PERIOD                       NON-STOCK PRICE-BASED PLAN (1)
                           SHARES, UNITS                UNTIL MATURATION                ---------------------------------------
NAME                      OR OTHER RIGHTS                  OR PAY-OUT                   THRESHOLD        TARGET         MAXIMUM
----                      ---------------                  ----------                   ---------        ------         --------

Richard N. Zehner            $356,250            Four-Year Period Ending 12/31/98         $0            $356,250       $356,250
Vincent S. Pino               285,000            Four-Year Period Ending 12/31/98          0             285,000        285,000
Terrence M. White             213,750            Four-Year Period Ending 12/31/98          0             213,750        213,750
Terry A. Andrues              142,500            Four-Year Period Ending 12/31/98          0             142,500        142,500
Jay A. Mericle                142,500            Four-Year Period Ending 12/31/98          0             142,500        142,500


(1) Under the LTIP, amounts may be accrued with respect to each of the fiscal years from 1995 to 1998 based upon two factors: (a) the extent to which the Company's actual earnings before depreciation, amortization, interest, taxes and equipment charges (as more precisely defined in the long-term incentive plan, "EBDIT") exceeds targeted EBDIT for such year, and (b) the extent to which the Company pays dividends on its Series A Preferred Stock in cash for such year (thereby avoiding the potential dilution to holders of Common Stock from the payment of dividends in Common Stock equivalents). As noted above, the Company retired all of the Series A Preferred Stock as of January 2, 1997, thereby satisfying the Series A Preferred Stock dividend criteria of the LTIP; therefore, the cumulative amount of the dividend component of the award was deemed earned and was accrued in fiscal 1996. Amounts accrued under the LTIP are allocated to specified senior officers; however, because such officers must generally be employed by the Company as of the first quarter 1999 payment date under the LTIP (excluding specified circumstances including death, retirement, termination by the Company without cause, a change of control and the sale of the Company before the end of the program period, as to which different rules are applicable), the amounts reflected in the table above for each of the Named Officers may not actually be paid. Amounts in the table reflect the potential pool amounts accrued in 1996 allocable to each of the Named Officers based upon the two criteria summarized above as applied to fiscal 1996.

401(k) PLAN

    Effective January 1, 1990 the Company adopted a tax deferred savings plan (the "401(k) Plan") that covers all employees who were hired before that date or who have subsequently been employed by the Company for at least six months. Employees may contribute from 1% to 15% of their compensation to the 401(k) Plan on a pre-tax basis, subject to statutory limitations. For up to 7% of an employee's compensation, the Company may contribute up to $0.333 for each $1.00 of the employee's contribution. The rates of pre-tax and matching contributions may be reduced with respect to highly compensated employees, as defined in the Code, so that the 401(k) Plan will comply with Sections 401(k) and 401(m) of the Code. Pre-tax and matching contributions are allocated to each employee's individual account, which is invested in selected fixed income or stock managed accounts according to the directions of the employee. An employee's pre-tax contributions are fully vested and nonforfeitable at all times. Matching contributions vest ratably over six years of service. An employee may forfeit unvested amounts upon termination of employment, unless the termination is because of death, disability or retirement.

    Matching contributions made by the Company pursuant to the 401(k) Plan to the Named Officers for the 1994, 1995 and 1996 fiscal years are included under "All Other Compensation" in the Summary Compensation Table above.


                                          1O

EMPLOYMENT  AND CHANGE OF CONTROL ARRANGEMENTS

    The Company is a party with each of the Named Officers to a written employment agreement. Each employment agreement remains in effect until notice of termination is given by either party. Each contract provides that the Named Officer will continue to receive his or her base salary and be entitled to earn bonuses and participate in all benefit plans and programs at levels and pursuant to terms that are substantially consistent with current levels and terms, subject to periodic review and possible increases by the Board of Directors or the Compensation Committee. In addition, each contract provides that if the Named Officer is terminated by the Company other than for Just Cause (as defined in the agreement) or if the Named Officer terminates his or her employment as a result of a Constructive Discharge (as defined in the agreement) (in either event, a "Severance"), then the Named Officer will be entitled to a cash severance benefit equal to a specified number of months of salary at his or her then current rate of salary, acceleration of the vesting of stock options and certain other benefits identified in the contract. If such Severance were to occur within one year prior to or following a Change of Control (as defined in the agreement), then each employment agreement provides for an increased cash severance benefit.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW AND PHILOSOPHY

    The Company's compensation program for executive officers primarily comprises base salary, annual incentives and long-term incentives in the form of stock option grants and a long-term incentive plan. Executives also participate in various other benefit plans, including medical and retirement plans generally available to all employees of the Company.

    It is the Company's philosophy to pay base salaries to executives that enable the Company to attract, motivate and retain highly qualified executives in similarly situated companies. The annual incentive program is designed to increase annual compensation based on the achievement of specified financial results and accomplishment of individual objectives. Stock option grants are intended to result in minimal or no rewards if the stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation. The long-term executive incentive plan provides significant deferred compensation if certain critical financial goals are achieved over a four-year period and also contains provisions to encourage the executives to continue their employment with the Company for several years.

    BASE SALARY AND ANNUAL INCENTIVES

    Base salaries for executive positions are established relative to comparable positions in similar companies. The Compensation Committee has access to competitive surveys and outside compensation consultants to help determine the relevant competitive pay levels. The Compensation Committee targets base pay above the competitive median to attract and retain highly experienced executives. In determining salaries, the Compensation Committee also takes into account individual experience and performance, level of responsibility relative to other positions within the Company, and specific issues particular to the Company and position.

    Annual incentive awards are based on the achievement of predetermined performance objectives including profitability and cash flow. See "Executive Compensation Plan" above.

    STOCK OPTION GRANTS

    The Company strongly believes in tying executive rewards directly to the long-term success of the Company and increases in stockholder value through grants of executive stock options. Stock option grants will also enable executives to develop and maintain a meaningful stock ownership position in the Company's Common Stock. The Compensation Committee has granted additional options in 1997, and may make further grants in future years to executives and key employees.

    LONG-TERM EXECUTIVE INCENTIVE PLAN

    In 1995, the Compensation Committee established a long-term executive incentive plan which provides certain members of the executive management team with the opportunity for incentive compensation based on meeting or exceeding certain financial targets on which the December 1994 financial restructuring of the Company's balance sheet was based. This plan is structured over a four-year period to motivate the plan participants to exceed the minimum cash flow targets necessary to service the Company's restructured obligations. Under the terms of the incentive plan, additional awards were to be provided if the Company was able to pay the Series A 6% Redeemable Preferred Stock dividends in cash, in order to avoid significant dilution to existing common stockholders. As of January 2, 1997, the Company retired all of the Series A 6% Redeemable Preferred Stock, thereby satisfying the Series A Preferred Stock dividend criteria of the plan; therefore, the total amount of the dividend component of the award was deemed earned and was accrued in fiscal 1996. The goals and awards are based on both annual and cumulative achievement during the four year plan period. All amounts earned under the long term incentive plan will be calculated and paid by March 15, 1999. A participant must be actively employed by the Company on the payment date to receive any payment under this plan, unless involuntarily terminated without cause, death or disability, in which case the participant receives a pro-rata share for the portion of the four years he or she is in the plan.

    OTHER BENEFITS

    Executive officers are eligible to participate in benefit programs designed for all full-time employees of the Company. These programs include medical, dental and life insurance, and a qualified retirement program allowed under
Section 401(k) of the Code.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Zehner was a founder of the Company and has served as its President and Chief Executive Officer ("CEO") since the Acquisition in November 1988. Mr. Zehner served in similar capacities with the Company's predecessors. The 1996 annual incentive plan for the CEO was based on the pro rata achievement of the corporate earnings per share budget, the cash flow budget and accomplishment of his individual objectives. Mr. Zehner received a pro rata bonus payment calculated from the corporate earnings per share budget equal to 60% of his base salary, a pro rata bonus payment calculated from the cash flow budget equal to 45% of his base salary and a discretionary bonus payment equal to 36.56% of his base salary based upon achievement of individual objectives. His total bonus equaled 141.56% of his base salary compared to his target bonus of 75%. Mr. Zehner substantially contributed to the Company's major accomplishments during the year, including the Company's significantly improved profitability, advantageous refinancing of certain debt and redeemable preferred stock, improved financial strength, the signing of a number of long-term contracts, significant cost reductions, and the maintenance of high equipment utilization levels in a competitive market.

    The Compensation Committee believes it is important to retain the services of Mr. Zehner and other key executives over the next several years and encourage continuing financial success. Consequently, the Long-Term Executive Incentive Plan described above was established to meet these objectives. The Committee also desires that strong incentives exist for Mr. Zehner and his management team to focus on increased stock value for stockholders. Accordingly, the 1991 Stock Option Plan Committee has granted stock options to him and other executives in both 1996 and 1997.



James E. Buncher
Robert B. Waley-Cohen
John C. Wallace

Members of the Compensation Committee
March 6, 1997

PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Common Stock of the Company from December 31, 1991 through the end of the 1996 fiscal year with the cumulative total returns over the same period on the CRSP Total Return Index for the NASDAQ Stock Market and a custom MRI Industry Index.

                                       [GRAPH]

TOTAL RETURN ANALYSIS

                                    12/31/91        12/31/92       12/31/93       12/30/94       12/29/95       12/31/96
ALLIANCE IMAGING INC.                 $  100          $  52          $  11          $   9         $   43        $   85
PEER GROUP                            $  100          $  70          $  34          $  37         $   51        $  110
NASDAQ COMPOSITE (US)                 $  100          $ 115          $ 132          $ 128         $  179        $  220

Source: Carl Thompson Associates www.ctaonline.com (303) 494-5472. Data from Bloomberg Financial Markets


(1) Assumes $100 invested on December 31, 1991 in Alliance, The Total Return Index for Nasdaq U.S. Companies and a custom market weighted index of MRI Industry companies including American Shared Hospital Services, Healthcare Imaging Services Inc., Health Images Inc., SMT Health Services, Inc., and
Medical Resources, Inc.   In the prior year, NMR of America, Inc., American
Health Services Company, Maxum Health Corporation and Medical Imaging Centers of America were included in the MRI Industry Index, but have been excluded in 1996 because they were either merged, acquired by other companies or ceased business activities in the MRI industry.

(2) Assumes reinvestment of dividends on a daily basis.

                                  PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 27, 1997, for each person known to the Company to beneficially own more than 5% of such stock, each director and director nominee of the Company, each of the Named Officers and all executive officers and directors of the Company as a group. Unless otherwise specified, the address of each such person is 1065 North PacifiCenter Drive, Suite 200, Anaheim, CA 92806.



                                                                   NUMBER OF SHARES                 PERCENTAGE
    NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED                 OF CLASS
    ------------------------                                      ------------------                 --------

 General Electric Company (1) (7)                                     3,050,000                        21.8%
 20825 Swenson Drive, Suite 100
 Waukesha, Wisconsin 53186

 The Northwestern Mutual Life Insurance Company (7)                   2,030,063                        18.5
 720 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202

 The Travelers Insurance Group, Inc. (2) (7)                          1,092,099                        10.0
 One Tower Square
 Hartford, Connecticut 06183

 Meridian Trust Company, as trustee for                                 982,567                         9.0
  DLJ Capital Corp. (3)
 c/o Meridian Asset Management, Inc.
 55 Valley Stream Parkway
 Malvern, Pennsylvania 19355

 The Lincoln National Life Insurance Company (7)                        589,170                         5.4
 1300 South Clinton Street
 Fort Wayne, Indiana 46801

 Richard N. Zehner (4)                                                  565,472                         5.0
 Vincent S. Pino (4)                                                    447,395                         4.1
 Robert B. Waley-Cohen (4)(5)                                           188,092                         1.7
 James E. Buncher (4)                                                     7,500                          *
 John C. Wallace (4)                                                     10,000                          *
 Douglas M. Hayes (8)                                                         -                          *
 Terrence M. White (4)                                                  114,717                         1.0
 Terry A. Andrues (4)                                                   107,555                         1.0
 Jay A. Mericle (4)                                                     128,920                         1.2
 All executive officers, directors and director nominee as a group
  (12 persons) (6)(8)                                                 1,683,984                        14.4


____________________

(1) General Electric Company holds 18,000 shares of Series D Preferred Stock which are convertible into 3,000,000 shares of Common Stock.

(2) The Travelers Insurance Group, Inc. shares voting and dispositive powers with its affiliates, Associated Madison Companies, Inc. and The Travelers Inc.

(3) Meridian Trust Company is the Trustee under the Amended and Restated Voting Trust Agreement, dated December 29, 1988, by and between DLJ Capital Corp. and Meridian Trust Company.

(4) Includes shares that the following Named Officers and Directors presently have the right to acquire by exercise of options: Mr. Zehner, 308,333 shares; Mr. Pino, 83,350 shares; Mr. White, 60,017 shares; Mr. Andrues, 92,033 shares; Mr. Mericle, 92,033 shares; Mr. Waley-Cohen, 20,000 shares; Mr. Buncher, 7,500 shares; and Mr. Wallace, 5,000 shares.

(5) Includes 84,046 shares of Common Stock held by Felicity A. Waley-Cohen, Mr. Waley-Cohen's wife.

(6) Includes shares that all executive officers and directors as a group presently have the right to acquire by exercise of options.

(7) Includes shares that the following stockholders presently have the right to acquire by exercise of warrants: General Electric Company, 50,000; The Northwestern Mutual Life Insurance Company, 41,863; The Travelers Insurance Group, Inc. and affiliates, 25,371; The Lincoln National Life Insurance Company, 12,686.

(8) Douglas M. Hayes is a nominee for election to the Board of Directors. He presently serves as a Managing Director for DLJ Capital Corp., which owns 982,567 shares of the Company's Common Stock through Meridian Trust Company. Mr. Hayes disclaims beneficial ownership of all shares of the Company's Common Stock owned by DLJ Capital Corp.

*Less than one percent.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with the Company's financial restructuring effective as of December 31, 1994, the Company entered into various transactions with the holders of its then outstanding Senior Subordinated Debentures, including The Northwestern Mutual Life Insurance Company, various affiliates of The Travelers Insurance Group, Inc., The Lincoln National Insurance Company, and The Equitable Life Assurance Society of the United States, an affiliate of DLJ Capital Corp. Among other things, such holders agreed to a reduction in the interest rate on the remaining Senior Subordinated Debentures and a postponement in the repayment of principal. In addition, such holders exchanged $25,000,000 in principal amount of the Senior Subordinated Debentures for (a) an aggregate of 3,000,000 shares of the Company's Common Stock and (b) an aggregate of 155,000 shares of the Company's Series A 6% Redeemable Preferred Stock with an aggregate liquidation preference and redemption value of $15,500,000.

    On December 31, 1996, the Company entered into a Bridge Loan Agreement with General Electric Company (enabling the Company to borrow up to $18,000,000) and borrowed $12,872,000 under a senior bridge loan; an additional $5,128,000 was borrowed on January 2, 1997. The senior bridge loan was convertible into 18,000 shares of a new Series D 4% Convertible Preferred Stock. On December 31, 1996, the Company used the proceeds of the senior bridge loan to repurchase $11,345,000 carrying value of its Senior Subordinated Debentures and $11,071,000 of its Series A Redeemable Preferred Stock at a discount (plus related accrued interest and dividends). In connection with this transaction, on January 2, 1997, the Company used the additional senior bridge loan proceeds to repurchase the remaining balance of its Senior Subordinated Debentures and Series A Redeemable Preferred Stock at a discount (plus related accrued interest and dividends). The aggregate purchase price paid by the Company for the Senior Subordinated Debentures and the Series A Redeemable Preferred Stock was $10,000,000 plus accrued interest and $6,830,000 plus accrued dividends, respectively. Such purchase price was paid to The Northwestern Mutual Life Insurance Company, various affiliates of The Travelers Group, Inc., The Lincoln National Life Insurance Company and Bedrock Asset Trust I (as assignee of The Equitable Life Assurance Society of the United States) pro rata based upon their ownership of the securities purchased. In connection with these transactions the Company agreed that, subject to the fiduciary duties of the Company's Board of Directors, The Northwestern Mutual Life Insurance Company has the right to designate one director to the Company's Board of Directors as long as The

Northwestern Mutual Life Insurance Company continues to own at least 10% of the Company's Common Stock.

    On March 26, 1997, General Electric Company exercised its option to convert the senior bridge loan into 18,000 shares of Series D Convertible Preferred Stock, which are convertible into 3,000,000 Common Shares (subject to adjustment). At that time, senior notes not to exceed $9,000,000 also held by General Electric Company became convertible into a new Series E Preferred Stock on or after January 1, 1998.

    The above transactions were entered into pursuant to arm's length negotiations with the parties involved. Any future transactions between the Company and any affiliated parties, including any loans to any such persons, will be on terms not less favorable to the Company than could be obtained from unaffiliated parties on an arm's length basis, and will be approved by a majority of the Company's disinterested directors.

                                      PROPOSAL 2
                         INCREASE IN AUTHORIZED COMMON STOCK

PROPOSED AMENDMENT

    The Company's Restated Certificate of Incorporation currently provides for an authorized capitalization of 25,000,000 shares of Common Stock, $0.01 par value per share. As of March 27, 1997, there were 10,927,471 shares of Company Common Stock issued and outstanding. The proposed amendment would increase the number of authorized shares of Company Common Stock to 50,000,000. The proposed amendment has been approved by the Board of Directors of the Company.

FACTORS TO BE CONSIDERED

    The Board of Directors believes that the authorization of additional shares of Common Stock is in the best interests of the Company and its stockholders to assure that the Company has sufficient available capital to comply with the terms of existing outstanding securities and to meet any financing, refinancing or restructuring requirements or opportunities that might arise, and to facilitate planned future growth. As of March 26, 1997, in addition to shares of Company Common Stock already outstanding, another 4,748,320 shares were subject to issuance upon exercise or conversion of stock options and warrants to purchase Common Stock and securities convertible into Common Stock (including, among other securities, the Series D Preferred Stock recently issued to General Electric Company); as a result, as of that date, the Company had only an additional 9,324,209 shares of authorized but unissued and unreserved shares available for issuance. In addition to providing shares to meet the Company's obligations under existing outstanding securities, the increased capital authorization would provide the Company with greater flexibility in financing future expansion and providing for the working capital needs of its business.
In particular, the Company has a strategy of identifying and pursuing acquisition candidates in the MRI equipment and services industry, and making such acquisitions using Company Common Stock as the consideration could be advantageous to the Company; among other things, using Company Common Stock as the purchase price could enable the Company to utilize "pooling of interest" accounting in one or more transactions. The additional shares could also be issued for any other proper corporate purpose.

    Stockholders should be aware, however, that if this Proposal 2 is approved by stockholders, the Board of Directors could issue the additional authorized shares of Common Stock without obtaining stockholder approval at the time of issuance (unless, under applicable corporate law, stockholder approval is otherwise required for the particular transaction involved) and at prices or for property negotiated by the Board of Directors alone. As a result, issuances of shares of the additional authorized Common Stock could dilute, and perhaps substantially dilute, the equity interests of existing stockholders in the Company. Likewise, such issuances could reduce, and perhaps substantially reduce, the voting power of existing stockholders.

 VOTE REQUIRED

    The proposed amendment to the Restated Certificate of Incorporation of the Company requires the affirmative vote of the holders of at least a majority of the shares of outstanding Company Common Stock. Consequently, broker non-votes and abstentions will have the effect of a vote against the Proposal.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2, AND UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.


                                 PROPOSAL 3
     APPROVAL OF AMENDMENT TO AMENDED AND RESTATED 1991 STOCK OPTION PLAN

BACKGROUND

    The Company's Amended and Restated 1991 Stock Option Plan (the "1991 Plan") currently provides that the aggregate number of shares of Common Stock that may be issued upon the exercise of all options under the 1991 Plan shall not exceed two million (2,000,000). As of March 27, 1997, 313,100 shares had been issued pursuant to the 1991 Plan and an additional 1,286,900 shares were subject to outstanding options. The Board of Directors of the Company, on March 25, 1997, subject to stockholder approval at the Annual Meeting, approved an amendment to the 1991 Plan described below.

DESCRIPTION OF AMENDMENTS TO THE 1991 PLAN

    The general terms of the 1991 Plan are described above under "Executive Compensation -- Stock Option Plan." That description and the description of the following proposed amendment to the 1991 Plan are subject in their entirety to the full text of the 1991 Plan, copies of which have been included in the Company's SEC filings and are available from the Company upon written request.

    The proposed amendment to the 1991 Plan would provide that the shares issuable pursuant to options outstanding under the 1991 Plan at any particular time will be the greatest of the following: (A) 2,000,000 (as the Common Stock is presently constituted, adjusted for splits, combinations, recapitalizations and similar events); (B) twelve and one-half percent (12.5%) of the number of shares of Common Stock then outstanding plus the maximum number of such shares then subject to issuance upon exercise of outstanding options, warrants or other rights to acquire Common Stock (excluding only shares subject to outstanding options granted pursuant to the 1991 Plan) and upon conversion of outstanding securities convertible into shares of Common Stock; and (C) the greatest amount previously determined pursuant to the immediately preceding clause (B). As of the date of this Proxy Statement, the greatest of the foregoing amounts is that described in clause (A), or 2,000,000 shares. Consequently, the immediate effect of adoption of this Proposal 3 would be to permit the granting of stock options covering an additional 313,100 shares in excess of the 400,000 shares currently available under the 1991 Plan, since the proposed amendment would result in an "evergreen" measurement of shares available under the 1991 Plan. Under this approach, shares previously issued pursuant to stock option exercises are not subtracted from shares available under the 1991 Plan; rather, stock option exercises, in effect, increase availability since the limit on shares available is based solely on the number of shares subject to outstanding, unexercised stock options at any particular time. Under the proposed amendment, therefore, as stock options are exercised, availability under the 1991 Plan is automatically replenished.

    The Board of Directors believes that this approach to defining shares available under the 1991 Plan is superior to the approach currently employed (i.e., fixing a specific number of shares issuable under the 1991 Plan). The Board believes that providing for an "evergreen" pool of shares available to satisfy outstanding stock options will ensure that there is an appropriate amount of availability under the 1991 Plan at any particular time. The Company has in the past utilized stock options as a significant element of compensation of the Named Officers and other key employees and directors, and intends to continue to do so. By basing availability under the 1991 Plan, in part, on the Company's outstanding securities, availability will be "dynamic," based upon the size and growth of the Company. For example, if the Company grows through acquisitions that involve the issuance of Company Common Stock, availability under the 1991 Plan will correspondingly increase. Among other things, this is expected to provide the Company with greater flexibility in terms of entering into appropriate compensation arrangements with management of acquired companies.

    The Board of Directors believes that the effect of the foregoing amendment to the 1991 Plan will be to preserve the benefits to the Company of the 1991 Plan by ensuring that executives, directors and other key employees who are eligible to receive stock options pursuant to the 1991 Plan may continue to receive such options. Without such amendment, the Company might soon reach the limit of authorized shares that may be validly issued upon exercise of all options under the 1991 Plan. In that event, the Board believes that the ability of the Company to provide appropriate incentives to management, in particular, could be significantly impaired. As a result, the Board believes that it is appropriate to provide a mechanism for regularly replenishing the number of shares available under the 1991 Plan.

OPTION GRANT INFORMATION

    The following table sets forth the number of stock options received through March 27, 1997 under the 1991 Plan by the Named Officers and all current executive officers as a group. No directors who are not also employees or consultants have received any grant under the 1991 Plan.


                                                                               TOTAL OPTIONS
                                                                                  GRANTED             PERCENTAGE OF
NAME                                                                             UNDER PLAN           TOTAL OPTIONS
----                                                                             ----------           -------------
Richard N. Zehner                                                                 460,000               28.7%
Vincent S. Pino                                                                   330,025               20.6
Terrence M. White                                                                 195,025               12.2
Terry A. Andrues                                                                  128,050                8.0
Jay A. Mericle                                                                    128,050                8.0
All Executive Officers as a Group (Eight Persons)                               1,484,200               92.8


VOTE REQUIRED

    Approval of the Board of Directors' action in adopting the 1991 Plan, as amended and restated, requires the affirmative vote of at least a majority of the shares of outstanding Common Stock represented and voting at the Meeting and cast on this Proposal 3. Broker abstentions and non-votes will have the effect of a vote against the Proposal.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3, AND UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.


                                      PROPOSAL 4
                 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors of the Company has appointed Ernst & Young LLP the Company's independent auditors for the fiscal year ending December 31, 1997.

    Services provided to the Company and its subsidiaries by Ernst & Young LLP with respect to fiscal year 1996 included the audit of the Company's consolidated financial statements, reviews of certain income tax returns and consultations on various accounting and tax matters.

    Ernst & Young LLP has audited the Company's financial statements annually since 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They do not expect to make a statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    Approval of the selection of Ernst & Young LLP as the Company's independent accountants for fiscal year 1997 will require the affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 4, AND UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.


                                    OTHER MATTERS

    The Board of Directors does not know of other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.


                              INCORPORATION BY REFERENCE

    The Company's audited financial statements as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996, 1995 and 1994, the management's discussion and analysis of financial condition and results of operations relating thereto and the additional information required by Item 13(a) of Schedule 14A is incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                     STOCKHOLDER PROPOSALS - NEXT ANNUAL MEETING

    Stockholders are entitled to present proposals for action at a forthcoming stockholder meeting if they comply with the requirements of the proxy rules. Proposals of stockholders which are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than December 11, 1997 in order to be included in the proxy statement and proxy relating to that meeting.




                                       TERRENCE M. WHITE
                                       SECRETARY


April 11, 1997


    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                               ALLIANCE  IMAGING,  INC.
                       1065 NORTH PACIFICENTER DRIVE, SUITE 200
                              ANAHEIM, CALIFORNIA  92806



                     ANNUAL MEETING OF STOCKHOLDERS, MAY 15, 1997

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned stockholder(s) of Alliance Imaging, Inc., a Delaware corporation (the "Company"), hereby appoint(s) Richard N. Zehner and Terrence M. White, and each of them, with full power of substitution to each, true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of Common Stock of the Company registered in the name of the undersigned at the close of business on March 24, 1997, at the Annual Meeting of Stockholders to be held on May 15, 1997, at 9:00 a.m., local time, at the Pacific Club, 4110 MacArthur Boulevard, Newport Beach, California 92660, and at any and all adjournments or postponements thereof.


                           (To be signed on the other side)

THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR PROPOSALS 2 AND 3.

1.   ELECTION OF DIRECTORS:                   FOR all           WITHHOLD
     Nominees:  James E. Buncher,          nominees listed    AUTHORITY to vote
     Vincent S. Pino, Robert Waley-Cohen, (except as marked   for all nominees
     John C. Wallace, Richard N. Zehner,    to the contrary)      listed.
     Douglas M. Hayes                            / /               / /


     INSTRUCTION: To withhold authority to vote for one or more nominees, write the nominee's name on the following line:

    ---------------------------------------------------------

2.  TO APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED
    CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
    OF SHARES OF AUTHORIZED COMMON STOCK FROM 25,000,000
    TO 50,000,000.

    For         Against      Abstain
    / /           / /          / /


3.  TO APPROVE AN AMENDMENT TO THE COMPANY'S
    AMENDED AND RESTATED 1991 STOCK OPTION PLAN

    For         Against      Abstain
    / /           / /          / /


4.  RATIFICATION OF APPOINTMENT OF ERNST & YOUNG, LLP
    AS INDEPENDENT AUDITORS

    For         Against      Abstain
    / /           / /          / /


    IN WITNESS WHEREOF, the undersigned has signed this proxy this ______ day of _______________________, 1997


    --------------------------------------------
                   Signature

    --------------------------------------------
                   Signature

    NOTE: Please date and sign exactly as your name appears below. If shares are registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles. If a partnership, please sign in the partnership name by an authorized partner.
    PLEASE MARK, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.